EXHIBIT 3

AMENDMENT NO. 1 TO LOAN FACILITY AGREEMENT

This AMENDMENT NO.1 TO LOAN FACILITY AGREEMENT is dated as of 18 December 2009 by and between:

1)           SOPAK AG, of Baarermattstrasse 3, 6341 Baar, Switzerland (the “Lender”); and

2)           YAMALCO INVESTMENTS LIMITED, a company with limited liability incorporated and existing under the laws of Cyprus with registration number 168231 and having its registered office at Agiou Nikolaou, 41-49, Nimeli Court, Block C, 3rd Floor, Egkomi, P.C. 2408, Nicosia, Cyprus (the “Borrower”)

WHEREAS, the Borrower and the Lender entered into a Loan Facility Agreement dated as of 7 July 2009 (the “Agreement”), which they now wish to amend as provided herein.

NOW THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Capitalised terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2.	The definition of “Final Repayment Date” in Clause 1.1 is hereby amended to read as follows:

“Final Repayment Date”	30 June 2010, but if that is not a Banking Day then the immediately preceding Banking Day.”

3.	The definition of “Interest Period” in Clause 1.1 is hereby amended to read as follows:

“Interest Period”	(i) the first interest period commencing on (and including) the Drawdown Date therefor and ending on 30th December 2009 and (ii) the second interest period commencing on (and including) 30th December 2009 and ending on the Final Repayment Date (or on earlier repayment in full of the Loan).”

4.	Clause 3.3 of the Agreement is hereby deleted in its entirety.

5.	Clause 5.1 of the Agreement is hereby amended to read as follows:

“The Borrower unconditionally and irrevocably undertakes to pay or discharge (i) all interest accrued to the 30th December 2009 in the sum of US$559,027.78, on 30th December 2009 and (ii) the whole of the Outstanding Indebtedness together with all subsequent accrued interest and the Agreed Fee to the Lender on or (including as required pursuant to Clause 7.3(f)) before the Final Repayment Date. If an Event of Default has earlier occurred and notice thereof has been issued by the Lender, the Borrower shall repay the Outstanding Indebtedness, all accrued interest and the Agreed Fee immediately (or as specified in the Lender’s notice pursuant to Clause 8.1).”

6.	Clause 8.2 of the Agreement is hereby deleted in its entirety.

7.	Conditions Precedent

The provisions of Clauses 2 to 6 (all inclusive) of this Amendment No.1 to the Agreement shall only have effect once the following pre-conditions have been fulfilled to the Lender’s satisfaction in form and substance on or before the 21st December 2009:

(a)                The Share Pledge Agreement dated as of 7th July 2009 between YAMALCO INVESTMENTS LTD as Pledgor and SOPAK AG as Pledgee and YOUNG ENERGY PRIZE S.A. as Company (the “YEP Pledge”) shall be amended to provide that the Pledge (as defined in the YEP Pledge) continues until the Secured Obligations (as defined in the YEP Pledge) are discharged in full;

(b)               Confirmation from the Guarantor that he is fully aware of and consents to this Amendment No.1 to the Agreement and confirms that his guarantee remains in full force and effect in relation to the Transaction Documents as amended;

(c)                Execution by KVL of a supplemental agreement confirming that KVL is fully aware of and consents to this Amendment No.1 to the Agreement and confirms that the Severgaznefteprom Pledge and Severgeologiya Pledge remain in full force and effect in relation to the Transaction Documents as amended;

(d)               Execution by the Borrower of a supplemental agreement confirming that the Kirkstall Pledge remains in full force and effect in relation to the Transaction Documents as amended;

(e)                The Borrower shall forthwith against invoice pay to the Lender such amounts as are necessary to provide a full indemnity for all reasonable and documented costs, charges and expenses (including, without limitation, legal fees and expenses) incurred by the Lender in connection with the negotiation, preparation and/or execution or implementation of this Amendment No.1 to the Agreement and all agreements referred to herein; and

(f)                Such other agreements, documents, security and evidence as the Lender may reasonably require.

8.	The Agreement shall remain in full force and effect as amended in accordance with the terms of this Amendment No.1 to the Agreement. The Borrower hereby ratifies and reaffirms each of the terms and conditions of the Agreement and all of its obligations thereunder. The Borrower hereby agrees that all liens and security interest securing payment of the Borrower’s obligations are hereby renewed, ratified and brought forward as security for the payment and performance of such obligations.

9.	This Amendment No.1 may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No,1 to the Agreement to be executed by their respective officers thereunto duly authorised, as of the date first above written.

/s/ Yana Tikhonova

duly authorised for and on behalf of
THE LENDER

Duly executed by

/s/ Nikolay Bogachev

duly authorised for and on behalf of
THE BORROWER

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